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                                                                   EXHIBIT 11(b)




                      THE UPJOHN COMPANY AND SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                      (IN MILLIONS, EXCEPT PER-SHARE DATA)



                                                          Years Ended December 31,
                                                         --------------------------
                                                          1994      1993      1992
                                                         ------    ------    ------
Earnings from continuing operations before
   accounting changes                                     $489.1    $396.4   $527.0
Earnings from discontinued operations, net                   1.7      14.9     20.2
Cumulative effect of accounting changes, net of tax                  (18.9)  (222.9)
                                                          ------    ------   ------
Net earnings                                              $490.8    $392.4   $324.3

Less ESOP contribution assumed to be
   required if preferred shares are
    converted into common shares                             4.7       4.7      5.2
Less adjustment of tax benefit on
   allocated shares                                           .4        .3       .2
                                                          ------    ------   ------
Net earnings on common shares - fully
   diluted                                                $485.7    $387.4   $318.9
                                                          ======    ======   ======
Average number of common shares
   outstanding                                             173.1     174.0    175.1
Number of common shares issuable assuming
   exercise of stock options                                  .3        .1       .5
Contingently issuable incentive shares                        .3        .3       .3
Number of common shares issuable assuming
   conversion of preferred shares                            7.4       7.4      7.4
                                                           -----     -----    -----
                                                           181.1     181.8    183.3
                                                          ======    ======   ======
Earnings per share - fully diluted
   Continuing operations before accounting changes         $2.67     $2.15    $2.84
   Discontinued operations                                   .01       .08      .11
   Cumulative effect of accounting changes                            (.10)   (1.21)
                                                           -----     -----    -----
   Net earnings                                            $2.68     $2.13    $1.74
                                                           =====     =====    =====

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